Exhibit 10.1

255 Duncan Mill Road, Suite 504
Toronto, ON
M3B 3H9
Toll-free: 877-446-1260
Fax: 416-444-5982
JARR CAPITAL CORP	info@jarrcapital.com www.jarrcapital.com

CONFIDENTIAL

Monday November 8, 2010

Diamond Technologies Inc.
15 Allstate Parkway, 6th Floor
Markham, ON L3R 5B4

Attention: Mr. John Cecil, Mr. Vince Leitao, Leonard Steinmetz, Mr. Sam Baker

Dear Sirs:

Re: Engagement Letter Terms and Conditions

This letter of agreement will serve to confirm our mutual understanding of the terms under which Diamond Technologies Inc. (“Diamond Technologies” or the “Company”) wishes to retain the services of JARR Capital Corp. (“JARR Capital”) to act as its exclusive financial advisor and fiscal agent in connection with raising financing for the Company (the “Transaction”).

By way of basic description, JARR Capital under stands that Diamond Technologies is seeking to raise $4,000,000 USD in capital, which form is yet to be determined. JARR Capital also understands that Diamond Technologies has identified a potential acquisition target in the range of $10,000,000 USD in which it has a preliminary interest. The preliminary information on the target acquisition appears to be an established business, with very few capital assets. The business is a service-based, valued-business enterprise. Since JARR Capital has not participated in any discussions to date, it will be difficult, at this stage, to comment on the steps necessary for acquisition. In the current business environment, providing large sums of cash for this type of business would not be well received. A treasury issuance, with consideration for shares having an escrow period based upon the transition of existing executive personnel, would be a prudent consideration.

Fees as associated with this type of acquisition would be covered below under Compensation, Section C. For any acquisition, JARR Capital will provide to Diamond Technologies a clear proposal so that the cost of such acquisition would be well understood by senior management and the board.

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Services to be rendered by JARR Capital

The professional services to be provided to Diamond Technologies by JARR Capital will include assisting and providing advice with respect to the following:

  a)     preparing financial models and other financial analysis;
b)	preparing a Confidential Information Memorandum (“CIM”) to be used in discussions with potential investors;
c)	preparing a presentation to be used in meetings with potential investors;
d)	approaching selected potential investors and solicit offers;
e)	negotiating and documenting transaction terms;
f)	assisting in the negotiation of definitive agreements;
g)	coordinating, as required, activities of additional professionals (e.g.: legal counsel, accountants, etc.) to ensure a timely close of the Transaction; and
h)	rendering such other financial advisory and investment banking services as may from time to time be required.

Compensation

The compensation payable to JARR Capital by Diamond Technologies pursuant to this agreement shall be:

a)
an engagement fee (“Work Fee”) of $65,000 which is due and payable upon the signing of this letter of agreement, to be paid with $25,000 in cash and the $40,000.00 in stock and the same valuation terms as the eventual $4,000,000 financing. For example, if the stock issued under this financing was at $0.25 per common share, then JARR Capital would received 160,000 common shares for the $40,000.00 in stock;

b)	a success fee (“Success Fee”), less amounts paid under (a) above, payable at closing of the Transaction which is equal to:

i.	10.0% of the principal amount of equity financing raised, 7.0% in cash and 3% in stock under the same terms as the financing;

Notwithstanding the foregoing, Diamond Technologies has provided on Schedule B hereto the names of certain parties who have already expressed interest in providing financing to the company. In the event that JARR Capital is requested or finds it necessary to engage with any such party in any way in order to facilitate his/her/its investment in Diamond Technologies, (A) cash success fee shall be payable to JARR Capital in respect of such investment at the reduced rate of five percent (5%), and (B) the stock portion of

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the success fee shall not be payable to JARR Capital in respect to such investment. If the support of JARR Capital is in no way called upon or required in connection to such investment, then no success fee shall be payable to JARR Capital All future referrals from Diamond Technologies will be charged cash only at seven percent (7%). Diamond Technologies will commit to disclose to JARR Capital all such parties as soon as they become aware of an interest in purchasing the Company’s stock, so as to coordinate these efforts to the mutual benefit of the parties.

ii.	5.0% of the principal amount of any mezzanine or subordinated debt raised; payable in cash on closing; and

iii.
2.0% of the principal amount of any senior, secured debt raised (including lease financing, equipment financing and asset-backed financing, payable in cash on closing. Operating leases will be exempt from any fees as described under the Compensation section, unless such financing assistance is requested in writing by Diamond Technologies.

c)	2.0% on the assets acquired through any acquisition by Diamond Technologies or any of its subsidiaries or affiliates (further defined in additional paragraphs).

d)
5.0% of the principal amount of equity financing in warrants (“Warrants”), issued at closing of the transaction. The first equity capital raised of $4,000,000 USD will be the only financing that will issue warrants as described.

The Warrants shall be exercisable at any time following issuance for a period of three (3) years at an exercise price per share equal to the nominal value. The warrants will be evidenced by a warrant agreement which shall contain customary anti-dilution, regulation rights and exercise provisions and such other terms as the parties may agree upon. If Diamond Technologies completes the Transaction during the twelve (12) months from the date of termination of this letter agreement, from any party which JARR Capital introduced on behalf of Diamond Technologies and/or its shareholders for the purpose of completing the Transaction, Diamond Technologies agrees to pay the compensation payable to JARR Capital as outlined hereinabove. If the Transaction is not completed because of an Alternative Transaction (as defined herein), the compensation payable to JARR Capital by Diamond Technologies shall be 2.0% of the Transaction Consideration (as defined herein). JARR Capital agrees it will assist, as desired by the Company, in completing the Alternative Transaction. An Alternative Transaction includes, whether effected in one transaction or a series of transactions:

i.
any merger, consolidation, reorganization, joint venture, partnership or other business combination pursuant to which all or part of the business of the Company is combined with that of one or more other parties;

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ii.
the acquisition, directly or indirectly, by one or more other parties of shares in the Company either from treasury or through a secondary offering other than the issuance or sale of shares to employees, directors or others who are not at arm’s length (as defined by the Income Tax Act (Canada) to the Company; or

iii.
the acquisition, directly or indirectly, by one or more other parties of all or substantially all of the assets of, or of any right to, all or substantially all of the revenues or income of the Company by way of a negotiated purchase, lease, license, exchange, joint venture or other means.

The term “Transaction Consideration” means the sum of:

a)
the aggregate fair market value of any securities issued and any other non-cash consideration delivered (including, without limitation, any dividend out of the ordinary course paid by the Company in anticipation of or pursuant to the Alternative Transaction, or any joint venture interest delivered to, or retained by, the Company or its security holders), and any cash consideration paid, (including amounts paid by installments and contingent payments) to the Company or its security holders in connection with the Alternative Transaction; plus

b)
the amount of any indebtedness for borrowed money (including any capital lease obligations) of the Company at the time of the completion of the Alternative Transaction or which is retired or decreased in connection with the Alternative Transaction, provided that if the Alternative Transaction is a sale of a portion of the shares of the Company, the amount of such indebtedness for borrowed money included in the calculation of Transaction Consideration shall be proportionately reduced.

The fair market value of any securities issued and any other non-cash consideration delivered or retained in connection with an Alternative Transaction will be the value determined by the Company and JARR Capital upon the completion of the Alternative Transaction. The Company agrees to reimburse JARR Capital for all reasonable out-of-pocket expenses incurred in the performance of the engagement described herein, payable upon receipt of statements of expenses submitted by JARR Capital and such expenses are not to exceed $2,000 without the prior consent of the Company. All legal, accounting and other professional fees and expenses incurred by JARR Capital, under retainers agreed to beforehand by the Company, will be for the account of the Company. The Company and JARR Capital agree to jointly direct the Company’s solicitors to pay JARR Capital’s fees from the proceeds of the Transaction. All amounts will be subject to Harmonized Sales Tax, as applicable.

Information

Diamond Technologies will furnish JARR Capital with such information, including, without limitation, such report by independent auditors, as JARR Capital believes appropriate to its

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assignment (all such information so furnished being the “Information”). Diamond Technologies recognizes and confirms that JARR Capital:

a)
will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this letter of agreement without having independently verified the same, and

b)	does not assume responsibility for the accuracy or completeness of the Information and such other information.

JARR Capital agrees to keep all Information confidential except Information that:

a)	is or becomes generally available to the public (other than as a result of a disclosure by JARR Capital);
b)	was available to JARR Capital on a non-confidential basis prior to its disclosure by JARR Capital from parties other than Diamond Technologies;
c)
becomes available to JARR Capital on a non-confidential basis from a person other than Diamond Technologies who, to the knowledge of JARR Capital, is not bound by a confidentiality agreement or otherwise prohibited from transferring such information to JARR Capital;

d)	Diamond Technologies agrees that it may be disclosed; or
e)
JARR Capital is required by law, regulation, legal process or regulatory authority to disclose. However, in the aforementioned cases, JARR Capital will utilize its best efforts to keep this information confidential.

Additionally, JARR Capital shall only disclose Information to those of its employees and advisors as JARR Capital determines to have a need to know.

Indemnification

Diamond Technologies agrees to indemnify JARR Capital and certain other parties in accordance with the provisions contained in Schedule “A” hereto, which forms part of this agreement.

Terms of Engagement

JARR Capital’s engagement hereunder may be terminated by either Diamond Technologies or JARR Capital at any time, upon 60-days written notice to that effect to the other party, or immediately upon written notice to that effect to the other party after 120 days of the date of signing of this letter of agreement, it being understood that the provisions relating to the payment of fees and expenses, confidentiality, the status of JARR Capital as an independent contractor, the limitation as to whom JARR Capital shall owe any duties, governing law and Schedule “A” will survive any such termination, JARR Capital acknowledges and agrees that Diamond Technologies may refuse to discuss or negotiate the Transaction with any prospective investor for any reason whatsoever and may terminate negotiations with any prospective investor at any time. Diamond

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Technologies acknowledges and agrees that JARR Capital has been retained to act solely as exclusive financial advisor to the Company. In such capacity, JARR Capital shall act as an independent contractor and any duties of JARR Capital arising out of its engagement pursuant to this letter agreement shall be owed solely to Diamond Technologies.

No Waiver

No waiver, amendment or other modification of this letter of agreement shall be effective unless in writing and signed by each party to be bound thereby.

Governing Law

Diamond Technologies and JARR Capital hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the Province of Ontario for any lawsuits, action or other proceeding arising out of this letter of agreement. .

Arbitration

All disputes arising out of or in connection with this letter of agreement shall be finally settled by arbitration. The arbitration shall be confidential and shall take place in Toronto, Ontario in the English language under the UNCITRAL arbitration rules. The arbitration shall be decided by a sole arbitrator to be agreed upon by the parties, failing which application may be made to the Ontario courts for the appointment of an arbitrator.

Kindly indicate your agreement with the terms as set out in this letter of agreement by signing below. Please retain one copy of this signed agreement and return one copy to JARR Capital.

Sincerely yours,
JARR CAPITAL CORP.

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Per:        W. T. DAVID MURRAY
  W. T. David Murray, President & CEO

Dated this 12th day of November, 2010

DIAMOND TECHNOLOGIES INC.

I have authority to bind the Corporation and a cheque for $12,500 (Canadian) with HST is enclosed for JARR Capital Corp., with an additional cheque of $12,500 (Canadian) plus HST to be issued to JARR Capital Corp. eight weeks from the date of signing this letter of agreement.

Per:        JOHN CECIL
  John Cecil, ASO

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Schedule A

Diamond Technologies Inc. (the “Indemnitor”) hereby agrees to indemnify and hold JARR Capital, Corp. and each of its subsidiary companies (hereinafter referred to as “JARR Capital”) and each of the directors, officers, employees and shareholders of JARR Capital (hereinafter referred to as the “Personnel”) harmless from and against any and all expenses, losses, claims, actions and liabilities, joint or several (including the aggregate amount paid in reasonable settlement of any action, suit, proceeding or claim and the reasonable fees and expenses of its counsel that may be incurred in advising with respect to and/or defending any claim that may be made against JARR Capital) to which JARR Capital and/ or its Personnel may become subject or otherwise involved in any capacity under any statute or common law or otherwise insofar as such expenses, losses, claims, damages, liabilities or actions arise out of or are based, directly or indirectly, upon the performance of professional services rendered to the Indemnitor by JARR Capital and its Personnel under the letter agreement to which this indemnity is attached as Schedule “A” or otherwise in connection with the matters referred to in the attached letter agreement, provided, however, that this indemnity shall not apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall determine that:

a)	JARR Capital or its Personnel has been negligent, dishonest, or guilty of willful misconduct or has committed any fraudulent act in the course of such performance; and
b)	the ‘expenses, losses, claims, damages or liabilities as to which indemnification is claimed were directly caused by the negligence, dishonesty, willful misconduct or fraud referred to in a) above.

The Indemnitor agrees that in case any legal proceeding shall be brought against the Indemnitor and/ or JARR Capital by any governmental commission or regulatory authority, any stock exchange or other party or parties, or if any of the foregoing shall investigate, or request an investigation of, the Indemnitor and/or JARR Capital and the Personnel shall be required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding, in connection with, or by reason of the e performance of professional services rendered to the Indemnitor by JARR Capital, JARR Capital shall have the right to employ its own counsel in connection therewith and, subject to the exceptions referred to under a) above, the Indemnitor shall pay the reasonable fees and expenses of such counsel as well as the reasonable costs (including an amount to reimburse JARR Capital for time spent by its Personnel in connection therewith) and out-of-pocket expenses incurred by JARR Capital and its Personnel in connection therewith as they occur. Promptly after receipt of notice of the commencement of any legal proceeding against JARR Capital or any of its Personnel or after receipt of notice of the e commencement of any investigation which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Indemnitor, JARR Capital will notify the Indemnitor in writing of the commencement thereof and, throughout the course thereof, will provide copies of all relevant documentation to the Indemnitor, will keep the Indemnitor advised of the progress thereof and will discuss with the Indemnitor all significant actions proposed, provided that at the request of the Indemnitor, JARR Capital will permit the Indemnitor and its counsel to assume carriage of the

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proceeding. If carriage of the proceeding is assumed by the Indemnitor, the Indemnitor throughout the course thereof will provide copies of all relevant documentation to JARR Capital, will keep JARR Capital advised of the progress thereof and will discuss with JARR Capital all significant actions proposed.

Notwithstanding the foregoing paragraph, JARR Capital or its Personnel (the “Indemnified Party”) shall have the right, at the Indemnitor’s expense, to employ counsel of such Indemnified Party’s choice, in respect of the defense of any action, suit, proceeding, claim or investigation if: (i) the employment of such counsel has been authorized by the Indemnitor; (ii)the Indemnitor has not assumed the defense and employed counsel therefore within a reasonable time after receiving notice of such action, suit, proceeding, claim or investigation; or (iii)counsel retained by the Indemnitor and the Indemnified Party have both advised (or in the event of a dispute between such counsel, a court of competent jurisdiction has determined) that representation of both parties by the same counsel would be inappropriate because there may be legal defenses available to the Indemnified Party which are different from or in addition to those available to the Indemnitor or there is a conflict of interest between the Indemnitor and the Indemnified Party or the subject matter of the action, suit, proceeding, claim or investigation may not fall within the indemnity set forth herein. No admission of liability and no settlement of any action, suit, proceeding, claim or investigation shall be made without the consent of the Indemnified Parties affected, such consent not to be unreasonably withheld. No admission of liability shall be made and the Indemnitor shall not be liable for any settlement of any action, suit, proceeding, claim or investigation made without its consent, such consent not to be unreasonably withheld. In the event that the Indemnified Party withholds its consent in the circumstances aforesaid in respect of a settlement that is acceptable to the Indemnitor and the claimant, and under the terms of such proposed settlement the Indemnified Party was to be fully indemnified and held harmless, then the Indemnitor shall not have any liability hereunder to the Indemnified Party for the amount of any final settlement or judgment award in excess of the settlement offer rejected by the Indemnified Party, and JARR Capital shall indemnify and save harmless the Indemnitor for all costs or expenses incurred by the Indemnitor in any subsequent prosecution of the matter after the aforesaid rejected settlement offer, and for all losses, claims, damages, or liabilities incurred or awarded upon a final determination of the matter in excess of the aforesaid rejected settlement offer. The Indemnitor agrees to waive any right it may have of first requiring any Indemnified Party to proceed against or enforce any other right, power, remedy or security or claim for payment from any other person (the “Alternative Remedy”) before claiming under this indemnity, provided however, that the Indemnitor is fully subrogated to the Indemnified Party’s Alternative Remedy and provided that the Indemnified Party has committed no act of commission or omission which would impair or detrimentally affect the Alternative Remedy. The indemnity and contribution obligations of the Indemnitor shall be in addition to any liability which the Indemnitor may otherwise have, shall extend upon the same terms and conditions to the Personnel of JARR Capital, and shall be binding upon and ensue to the benefit of any successors, assigns, heirs and personal representatives of the Indemnitor, JARR Capital and any of the Personnel. The foregoing provisions shall survive the completion of professional services rendered under the attached letter of agreement or any termination of the authorization given by the attached letter of agreement

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Schedule B

Herein noted is the list of potential investors the Company has engaged and who have expressed interest in investing in Diamond Technologies:

1.           Kevin and Paulette Byers
2.           Nexus Healthcare - Ron Reddy
3.           Oxbridge Financial - Stanley Raskas
4.           Lennoxx - Bernard Fuchs
5.           Therapeutics Unlimited Inc.